Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-156884, 333-138590, 333-161510, 333-145283, 333-150871 and 333-149747) of Globalstar, Inc. of our report dated March 12, 2010, with respect to the consolidated financial statements of Globalstar, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Globalstar, Inc. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
March 12, 2010